                                                                   Exhibit 21.1

                       LIST OF REGISTRANT'S SUBSIDIARIES

     ENTITY                                 STATE/COUNTRY OF INCORPORATION
     ------                                 ------------------------------
     Cirrus Logic International Ltd........ Bermuda
     Cirrus International Holdings, Inc.... Delaware
     Cirrus Logic KK....................... Japan
     Cirrus Logic GmbH..................... Germany
     Cirrus Logic Korea Co. Ltd............ Korea
     Cirrus Logic (UK) Ltd................. United Kingdom
     Cirrus Logic Software India, Pvt. Ltd. India
     eMicro Corporation.................... Delaware
     Crystal Semiconductor Corporation..... Delaware
     LuxSonor Semiconductors, Inc.......... California
     Pacific Communication Sciences, Inc... Delaware
     ShareWave, Inc........................ Delaware
     Stream Machine Company................ California